PRESS RELEASE

CooperCompanies Appoints Barbara Carbone to Board of Directors

SAN RAMON, Calif., April 30, 2025 - CooperCompanies (Nasdaq: COO), a leading global medical device company, announced today that its Board of Directors has appointed Barbara Carbone as an independent director, effective May 1, 2025. Ms. Carbone has also been appointed to serve on the Audit Committee when she joins the Board.

Ms. Carbone brings nearly four decades of experience across a wide variety of industries. She spent most of her career at KPMG LLP, from 1981-2019, where she served more than twenty-four years as an Audit Partner. She served on the KPMG Partnership Audit Committee for six years, including three years as the Chairperson, and as the National Partner in Charge for Human Resources involved in designing performance management processes, compensation strategies, and training & development programs. She also served on the KPMG Retired Partners Council from 2019-2022. She currently serves as the Chairperson on the Board of Directors of TrueCar, Inc., and as a member of the Board of Directors of Limoneira Company and Bob’s Discount Furniture. Ms. Carbone holds a B.S. in Business Administration (Accountancy) from California State University at Sacramento.

“We are excited to welcome Barbara to Cooper’s Board of Directors,” said Bob Weiss, Chairman of the Board of CooperCompanies. “She brings extensive financial and accounting expertise, leadership skills, and a great background in Human Resources. We look forward to the valuable contributions she will make to our Board.”

About CooperCompanies
CooperCompanies (Nasdaq: COO) is a leading global medical device company focused on helping people experience life’s beautiful moments through its two business units, CooperVision and CooperSurgical. CooperVision is a trusted leader in the contact lens industry, helping to improve the way people see each day. CooperSurgical is a leading fertility and women’s healthcare company dedicated to putting time on the side of women, babies, and families at the healthcare moments that matter most. Headquartered in San Ramon, CA, CooperCompanies has a workforce of more than 16,000, sells products in over 130 countries, and positively impacts over fifty million lives each year. For more information, please visit www.coopercos.com.

Contact:
Kim Duncan
Vice President, Investor Relations and Risk Management
925-460-3663
ir@cooperco.com